Exhibit 99.1
Kimberly-Clark Announces Third Quarter 2025 Results, Updates 2025 Outlook
Durable results driven by innovation-led volume growth and effective cost management
Full year outlook reflects solid performance in a dynamic operating environment

DALLAS, October 30, 2025 - Kimberly-Clark Corporation (Nasdaq: KMB) today reported third quarter 2025 results driven by resilient consumer demand for the company's brands, the introduction of pioneering innovative new products, and leveraging sustained, industry-leading productivity.
“The operating environment remains dynamic, but we continue to execute our strategy with discipline and excellence as we play to win,” said Kimberly-Clark Chairman and CEO, Mike Hsu. “We once again delivered broad-based volume-plus-mix-led growth, even while volume has been somewhat challenged in the broader industry. We held global weighted share, reflecting the strength of our brands across geographies and the good-better-best ladder. We continued to follow through on our decisive actions to transform Kimberly-Clark into an industry-leading personal care company poised for long-term durable growth.”
Hsu continued: “I'm very proud of how our teams around the world are living our purpose while also positioning Kimberly-Clark to drive value for our shareholders, customers, consumers, and our communities.”
Quarter Highlights
•Unless otherwise noted, reported results in this release are based on continuing operations and exclude the International Family Care and Professional ("IFP") business, which is reported as discontinued operations.
•Net sales of $4.2 billion were in line with prior year with organic sales growth of 2.5 percent offset by divestitures and business exits.
•Reported gross margin was 36.0 percent; adjusted gross margin was 36.8 percent, down 170 basis points versus the prior year.
•Diluted earnings per share ("EPS") attributable to Kimberly-Clark were $1.34; adjusted EPS attributable to Kimberly-Clark were $1.82, broadly in line with prior year.
Third Quarter 2025 Results
Net sales of $4.2 billion were in line with prior year including negative impacts of approximately 2.2 percent from the exit of the company's private label diaper business in the US. Organic sales increased 2.5 percent driven by 2.4 percent volume growth, while portfolio mix and price were broadly in line with a year ago.
Gross margin was 36.0 percent in the quarter, inclusive of $34 million, or approximately 80 basis points, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 36.8 percent, down 170 basis points versus the prior year reflecting strong productivity gains that were more than offset by unfavorable pricing net of cost inflation, reflecting planned investments to improve price:value tiers across the portfolio, as well as incremental tariff-driven costs.

Third quarter operating profit was $621 million. This was inclusive of 2024 Transformation Initiative charges totaling $62 million. Excluding these charges, adjusted operating profit was $683 million, in line with the prior year as a combination of lower marketing, research and general expenses driven by efficiency gains as well as lower incentive accruals versus the prior year offset gross margin headwinds.
Net interest expense was $59 million versus $49 million in the prior year primarily driven by lower interest income.
The third quarter effective tax rate was 45.4 percent, compared to 19.4 percent in the prior year. On an adjusted basis, the effective rate was 26.5 percent compared to 21.5 percent in the prior year. The year-on-year impact was driven primarily by a combination of transitory impacts in the current year from the One Big Beautiful Bill Act ("OBBBA") and lapping of the resolution of certain tax matters in the prior year period.
Net income of equity companies was $46 million broadly in line with year ago.
Income from discontinued operations, net of income taxes was $110 million compared to $92 million in the prior year driven primarily by a reduction in depreciation and amortization expense of $30 million due to discontinued operations reporting requirements, partially offset by pre-tax separation costs of $17 million.
Diluted EPS attributable to Kimberly-Clark in the quarter were $1.34 on a reported basis, down from $2.69 in the prior year. These reported amounts are inclusive of $0.48 of charges and $0.86 of net benefit, respectively, for certain items that management doesn't believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS attributable to Kimberly-Clark were $1.82 and broadly in line with a year ago.
Year-To-Date Results
For the first nine months of the year, sales of $12.4 billion decreased 2.6 percent primarily due to a 3.0 percent negative impact from a combination of the PPE divestiture and the exit of the company's private label diaper business in the US, as well as a 1.2 percent negative impact from foreign currency translation. Organic sales grew 1.6 percent primarily from a 2.4 percent increase in volume, partially offset by price investments of 0.9 percent, while portfolio mix was broadly in line with a year ago.
For the first nine months of the year, gross margin was 36.0 percent, inclusive of $169 million, or approximately 140 basis points, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 37.4 percent, down 130 basis points versus the prior year, as strong productivity gains were more than offset by unfavorable pricing net of cost inflation, reflecting planned investments to improve price:value tiers across the portfolio, as well as incremental tariff-related costs.
Year-to-date operating profit was $1.8 billion, including $258 million of costs related to the 2024 Transformation Initiative. Year-to-date adjusted operating profit was $2.1 billion in 2025 versus $2.2 billion in 2024, a decline of 3.2 percent. This decline reflected an unfavorable impact from currency translation of 80 basis points and the gross profit headwinds discussed above that were partially offset by lower marketing, research and general expenses driven by efficiency gains.
Net interest expense was $178 million versus $169 million in the prior year primarily driven by lower interest income.
The year-to-date effective tax rate was 30.6 percent, compared to 19.1 percent in the prior year. On an adjusted basis, the effective rate was 22.6 percent compared to 21.7 percent in the prior year, with the increase consistent with the third quarter discussion above.

Net income of equity companies was $137 million compared to $172 million in the prior year driven primarily by unfavorable currency impacts.
Income from discontinued operations, net of income taxes was $281 million compared to $283 million in the prior year as pre-tax separation costs of $50 million were largely offset by a reduction in depreciation and amortization expense of $40 million due to discontinued operations reporting requirements.
Through the first nine months of the year, diluted EPS attributable to Kimberly-Clark were $4.57 on a reported basis, compared to $6.21 last year. These reported amounts are inclusive of $1.10 of charges and $0.41 of net benefit, respectively, for certain items that management doesn't believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS attributable to Kimberly-Clark were $5.67 compared to $5.80 last year down 2.2 percent and inclusive of currency translation headwinds of 160 basis points.
Business Segment Results
(Unaudited)

Q3 change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	2.4	0.3	(0.2)	(2.2)	(0.1)	0.1	2.5
NA	2.6	(0.5)	0.4	(3.3)	—	(0.8)	2.7
IPC	2.0	1.6	(1.5)	(0.1)	(0.1)	1.9	2.1

YTD change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	2.4	0.1	(0.9)	(3.0)	(1.2)	(2.6)	1.6
NA	2.6	(0.4)	(0.2)	(4.0)	(0.2)	(2.2)	2.1
IPC	2.0	1.0	(2.2)	(0.2)	(3.0)	(2.5)	0.8
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the sale of the PPE business, the exit of the Company's private label diaper business in the United States, and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.
North America ("NA")
North America net sales of $2.7 billion decreased 0.8 percent in the quarter, driven by the exit of the company's private label diaper business in the US, partially offset by organic sales growth. Organic sales increased 2.7 percent primarily driven by strong volume growth of 2.6 percent reflecting the strength of innovations and activations in the quarter. Year-to-date organic sales increased 2.1 percent with volume led growth at 2.6 percent partially offset by declines in price and mix. Personal Care categories value market share were up 30 basis points for the year-to-date period, with volume share up 80 basis points.
Operating profit of $640 million was in line with prior year despite a 220 basis point headwind from divestiture and business exits. Results reflect organic growth led gains, strong productivity savings and planned lower spend in marketing, research and general expenses offset by planned investments in the price:value tiers of the portfolio and recent tariffs. Year-to-date operating profit was down 1.0 percent due to a 340 basis point headwind from divestiture and business exits.
International Personal Care ("IPC")
IPC net sales of $1.4 billion increased 1.9 percent with organic sales growth of 2.1 percent, driven by strong volume led growth of 2.0 percent reflecting improvements in consumer value propositions across the portfolio, and enhanced portfolio mix of 1.6 percent, partially offset by price investments. Year-to-date organic sales were up 0.8 percent versus a year ago led by volume growth and improved portfolio mix growth of 2.0 percent and 1.0 percent, respectively, partially offset by price investments. Personal Care categories gained weighted share in the quarter with strong gains in Diapers and Pants.
Operating profit of $214 million increased 6.5 percent driven by volume and mix led gains, strong productivity savings and planned lower spend in marketing, research and general expenses partially offset by investments in price:value tiers resulting in negative pricing net of cost inflation. Year-to-date operating profit was down 9.7 percent primarily driven by strong comparisons in the first half of the year and investments to improve consumer value propositions.
Cash Flow and Balance Sheet
Year-to-date cash provided by operations (inclusive of discontinued operations) was $1.8 billion compared to $2.4 billion last year driven by the lower operating profit and timing impacts to working capital. Year-to-date capital spending was $741 million compared to $512 million last year. The company returned $1.4 billion to shareholders through dividends and repurchases of common stock. Total debt was $7.3 billion as of September 30, 2025, down from $7.4 billion as of December 31, 2024.
2025 Outlook
As a reminder, the company adjusted its full-year outlook in August to be consistent with the reporting of the IFP business as discontinued operations. Its outlook for Net Sales, Organic Sales Growth and Adjusted Operating Profit growth now reflect the results of the remaining two segments, North America and IPC, as well as its overhead structure excluding the IFP business. Its outlook for Adjusted Earnings per Share Attributable to Kimberly-Clark and Adjusted Free Cash Flow will continue to include the IFP business until the close of the joint venture transaction with Suzano, anticipated to occur mid-year 2026.
2025 Organic Sales Growth is expected to be broadly in line with the weighted average growth in the categories and countries it competes, which are currently growing at approximately two percent. Reported Net Sales are forecast to reflect a negative impact of approximately 100 basis points from currency translation, as well as a negative 290 basis point impact from a combination of the PPE divestiture and the exit of the company's private label diaper business in the US.
The company expects its 2025 Adjusted Operating Profit to grow at a low single digit rate on a constant-currency basis versus the prior year. This outlook includes a negative 380 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper business in the US. Operating Profit growth is also expected to be negatively impacted by approximately 70 basis points from currency translation.

Adjusted Earnings per Share Attributable to Kimberly-Clark are expected to grow at a low-to-mid single digit rate on a constant-currency basis including a negative 320 basis point impact from a combination of its PPE divestiture and the exit of the company's private label diaper business in the US, as well as a negative 100 basis point impact from items below operating profit including higher net interest expense, a higher adjusted effective tax rate, partially offset by lower shares outstanding. This outlook also includes a favorable impact of approximately 200 basis points, or $0.16 per diluted share, from the cessation of depreciation and amortization expense for assets held for sale, reflected in earnings from discontinued operations. Earnings Per Share are expected to be negatively impacted by approximately 150 basis points from currency translation, including the impact on income from equity interests.
Adjusted Free Cash Flow is expected to be approximately $2 billion in 2025.
This outlook reflects assumptions subject to change given the macro environment.
Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 6:35 a.m. Eastern Daylight Time in the Investor Relations section of the Kimberly-Clark website. The company will host a live Q&A session with investors and analysts on October 30, 2025, at 8:00 a.m. Eastern Daylight Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at the Kimberly-Clark website. A replay of the webcast will be available following the event through the same website.
About Kimberly-Clark
Kimberly-Clark (NASDAQ: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, Goodnites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. Our company’s purpose is to deliver Better Care for a Better World. We are committed to using sustainable practices designed to support a healthy planet, build strong communities, and enable our business to thrive for decades to come. To keep up with the latest news and learn more about the company's more than 150-year history of innovation, visit the Kimberly-Clark website.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this press release concerning the business outlook, including raw material, energy and other input costs, our plans and expectations regarding the pending IFP joint venture transaction with Suzano ("IFP Transaction"), the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including risks and uncertainties around the pending IFP Transaction (including risks related to delays or failure to complete the proposed transaction, the incurrence of significant transaction and separation costs, adverse market reactions, regulatory or legal challenges, and operational disruptions), risks that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), government trade or similar regulatory actions (including current and potential trade and tariff actions affecting the countries where we operate and the resulting negative impacts on our supply chain, commodity costs, and consumer spending), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30
	2025	2024	Change
Net Sales	$4,150	$4,144	0.1%
Cost of products sold	2,657	2,580	3.0%
Gross Profit	1,493	1,564	(4.5%)
Marketing, research and general expenses	855	1,006	(15.0%)
Impairment of intangible assets	—	97	N.M.
Other (income) and expense, net	17	(565)	N.M.
Operating Profit	621	1,026	(39.5%)
Nonoperating expense	(16)	(15)	6.7%
Interest income	6	18	(66.7%)
Interest expense	(65)	(67)	(3.0%)
Income from Continuing Operations Before Income Taxes and Equity Interests	546	962	(43.2%)
Provision for income taxes	(248)	(187)	32.6%
Income from Continuing Operations Before Equity Interests	298	775	(61.5%)
Share of net income of equity companies	46	48	(4.2%)
Income from Continuing Operations	344	823	(58.2%)
Income from Discontinued Operations, Net of Income Taxes	110	92	19.6%
Net Income	454	915	(50.4%)
Net income attributable to noncontrolling interests	(8)	(8)	—
Net Income Attributable to Kimberly-Clark Corporation	$446	$907	(50.8%)

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$1.01	$2.43	(58.4%)
Discontinued operations	0.33	0.27	22.2%
Basic Earnings per Share	$1.34	$2.70	(50.4%)

Diluted:
Continuing operations	$1.01	$2.42	(58.3%)
Discontinued operations	0.33	0.27	22.2%
Diluted Earnings per Share	$1.34	$2.69	(50.2%)

Cash Dividends Declared	$1.26	$1.22	3.3%

Common Shares Outstanding	September 30
	2025	2024
Outstanding shares as of	331.9	333.5
Average diluted shares for three months ended	333.1	337.2

N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30
	2025	2024	Change
Net Sales	$12,367	$12,701	(2.6%)
Cost of products sold	7,909	7,857	0.7%
Gross Profit	4,458	4,844	(8.0%)
Marketing, research and general expenses	2,573	2,924	(12.0%)
Impairment of intangible assets	—	97	N.M.
Other (income) and expense, net	41	(457)	N.M.
Operating Profit	1,844	2,280	(19.1%)
Nonoperating expense	(50)	(45)	11.1%
Interest income	18	37	(51.4%)
Interest expense	(196)	(206)	(4.9%)
Income from Continuing Operations Before Income Taxes and Equity Interests	1,616	2,066	(21.8%)
Provision for income taxes	(495)	(395)	25.3%
Income from Continuing Operations Before Equity Interests	1,121	1,671	(32.9%)
Share of net income of equity companies	137	172	(20.3%)
Income from Continuing Operations	1,258	1,843	(31.7%)
Income from Discontinued Operations, Net of Income Taxes	281	283	(0.7%)
Net Income	1,539	2,126	(27.6%)
Net income attributable to noncontrolling interests	(17)	(28)	(39.3%)
Net Income Attributable to Kimberly-Clark Corporation	$1,522	$2,098	(27.5%)

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$3.74	$5.39	(30.6%)
Discontinued operations	0.85	0.84	1.2%
Basic Earnings per Share	$4.59	$6.23	(26.3%)

Diluted:
Continuing operations	$3.73	$5.37	(30.5%)
Discontinued operations	0.84	0.84	—
Diluted Earnings per Share	$4.57	$6.21	(26.4%)

Cash Dividends Declared	$3.78	$3.66	3.3%

Common Shares Outstanding	September 30
	2025	2024
Average diluted shares for nine months ended	333.2	337.9

N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$617	$1,010
Accounts receivable, net	1,972	1,728
Inventories	1,541	1,452
Other current assets	570	694
Current assets of discontinued operations	774	696
Total Current Assets	5,474	5,580
Property, Plant and Equipment, Net	6,530	6,284
Investments in Equity Companies	355	314
Goodwill	1,833	1,796
Other Intangible Assets, Net	78	80
Other Assets	996	984
Non-current Assets of Discontinued Operations	1,622	1,508
TOTAL ASSETS	$16,888	$16,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$834	$564
Trade accounts payable	3,227	3,264
Accrued expenses and other current liabilities	1,873	2,091
Dividends payable	415	402
Current liabilities of discontinued operations	728	683
Total Current Liabilities	7,077	7,004
Long-Term Debt	6,470	6,854
Non-current Employee Benefits	616	628
Deferred Income Taxes	413	300
Other Liabilities	653	609
Non-current Liabilities of Discontinued Operations	154	139
Redeemable Preferred Securities of Subsidiaries	37	37
Stockholders' Equity
Kimberly-Clark Corporation	1,332	840
Noncontrolling Interests	136	135
Total Stockholders' Equity	1,468	975
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,888	$16,546

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)
(Unaudited)

	Nine Months Ended September 30
	2025	2024
Operating Activities
Net income	$1,539	$2,126
Depreciation and amortization	616	564
Asset impairments	—	114
Stock-based compensation	115	110
Deferred income taxes	204	(86)
Net (gains) losses on asset and business dispositions	42	(474)
Equity companies' earnings (in excess of) less than dividends paid	(56)	(93)
Operating working capital	(679)	154
Postretirement benefits	17	10
Other	7	(8)
Cash Provided by Operations	1,805	2,417
Investing Activities
Capital spending	(741)	(512)
Proceeds from asset and business dispositions	12	649
Investments in time deposits	(375)	(456)
Maturities of time deposits	416	428
Other	38	(15)
Cash (Used for) Provided by Investing	(650)	94
Financing Activities
Cash dividends paid	(1,242)	(1,220)
Change in short-term debt	414	2
Debt repayments	(550)	(554)
Proceeds from exercise of stock options	40	128
Repurchases of common stock	(140)	(752)
Cash dividends paid to noncontrolling interests	(18)	(19)
Other	(75)	(65)
Cash Used for Financing	(1,571)	(2,480)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	29	(13)
Change in Cash and Cash Equivalents	(387)	18

Cash and cash equivalents from continuing operations - beginning of period	1,010	1,075
Cash and cash equivalents from discontinued operations - beginning of period (a)	11	18
Cash and Cash Equivalents - Beginning of Period	1,021	1,093

Cash and cash equivalents from continuing operations - end of period	617	1,098
Cash and cash equivalents from discontinued operations - end of period(a)	17	13
Cash and Cash Equivalents - End of Period	$634	$1,111
(a)    Included in Current assets of discontinued operations.

KIMBERLY-CLARK CORPORATION
BUSINESS SEGMENT RESULTS
(Millions)
(Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
	2025	2024	Change	2025	2024	Change
Net Sales
NA	$2,714	$2,735	(0.8%)	$8,112	$8,294	(2.2%)
IPC	1,436	1,409	1.9%	4,255	4,362	(2.5%)
Segment Net Sales(a)	4,150	4,144	0.1%	12,367	12,656	(2.3%)
Corporate & Other(b)	—	—	N.M.	—	45	N.M.
Total Net Sales	$4,150	$4,144	0.1%	$12,367	$12,701	(2.6%)

Operating Profit
NA	$640	$641	(0.2%)	$1,973	$1,992	(1.0%)
IPC	214	201	6.5%	597	661	(9.7%)
Segment Operating Profit(a)	854	842	1.4%	2,570	2,653	(3.1%)
Corporate & Other(b)	(233)	184	N.M.	(726)	(373)	94.6%
Total Operating Profit	$621	$1,026	(39.5%)	$1,844	$2,280	(19.1%)
(a)Segment Net Sales and Segment Operating Profit are non-GAAP financial measures as they exclude certain results included within Corporate & Other, as discussed below. Refer to "Summary of Non-GAAP Financial Measures" below for further discussion of how we utilize non-GAAP financial measures. As shown above, we have included a reconciliation to Total Net Sales and Total Operating Profit, as determined in accordance with GAAP.
(b)Corporate & Other includes income and expense not associated with the ongoing operations of the segments, including certain operations of the former IFP segment that were divested prior to the IFP Transaction and costs previously allocated to the former IFP segment that aren't reported as discontinued operations.

N.M. - Not Meaningful

SUMMARY OF NON-GAAP FINANCIAL MEASURES
The following provides the reconciliation of the non-GAAP financial measures provided in this press release to the most closely related GAAP measure. These measures include: Organic Sales Growth, Adjusted Gross Profit, Adjusted Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark, and Adjusted Effective Tax Rate. Unless specifically stated, all discussions regarding non-GAAP financial measures reflect results from our continuing operations for all periods presented.
•Organic Sales Growth is defined as the change in Net Sales, as determined in accordance with U.S. GAAP, excluding the impacts of currency translation and divestitures and business exits.
•Adjusted Gross and Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark and Adjusted Effective Tax Rate are defined as Gross Profit, Operating Profit, Diluted Earnings per Share from Continuing Operations, Diluted Earnings per Share Attributable to Kimberly-Clark and Effective Tax Rate, respectively, as determined in accordance with U.S. GAAP, excluding the impacts of certain items that management believes do not reflect our underlying operations, and which are discussed in further detail below.
The income tax effect of these non-GAAP items on the Company's Adjusted Earnings per Share from Continuing Operations is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income from Continuing Operations Before Income Taxes and Equity Interests and Provision for income taxes.
We use these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that we do not believe reflect our underlying and ongoing operations. We believe that presenting these non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with our Unaudited Interim Condensed Consolidated Financial Statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. We compensate for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. Certain non-GAAP financial measures referenced in this press release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
The non-GAAP financial measures exclude the following items for the relevant time periods:
•2024 Transformation Initiative - We initiated this transformation to create a more agile and focused operating structure that will accelerate our proprietary pipeline of innovation in right-to-win spaces and improve our growth trajectory, profitability, and returns on investment.
•U.S. Tax Reform Related Matters (OBBBA) - In the third quarter of 2025, we recognized a valuation allowance on prior year U.S. foreign tax credits as a result of provisions within the OBBBA that impact our ability to use the credits.
•IFP Repatriated Earnings – In 2025, in connection with the IFP Transaction, we recognized a deferred tax liability for certain permanently reinvested earnings from the IFP Business that are expected to be repatriated prior to the close of the transaction.

•IFP Separation Costs - In 2025, costs were incurred in connection with the IFP Transaction related to external advisory, legal, accounting, contractor and other incremental costs, and are reported in discontinued operations.
•IFP Tax Basis Adjustment - In 2025, in connection with the IFP Transaction, we recognized a deferred tax liability on the difference between our book and tax basis for certain of our investments in subsidiaries reported as discontinued operations.
•Sale of PPE business - In 2024, we recognized a gain related to the sale of our PPE business.
•Impairment of intangible assets - In 2024, we recognized charges related to the impairment of certain intangible assets related to Softex and Thinx.
The following tables provide a reconciliation of Organic Sales Growth from continuing operations:

	Three Months Ended September 30, 2025
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	(0.8)	1.9	0.1
Currency Translation	—	0.1	0.1
Divestitures and Business Exits	3.3	0.1	2.2
Organic Sales Growth(a)	2.7	2.1	2.5

	Nine Months Ended September 30, 2025
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	(2.2)	(2.5)	(2.6)
Currency Translation	0.2	3.0	1.2
Divestitures and Business Exits	4.0	0.2	3.0
Organic Sales Growth(a)	2.1	0.8	1.6
(a)    Table may not foot due to rounding.
The following table provides a reconciliation of Adjusted Gross Profit from continuing operations:

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Gross Profit	$1,493	$1,564	$4,458	$4,844
2024 Transformation Initiative	34	31	169	76
Adjusted Gross Profit	$1,527	$1,595	$4,627	$4,920
The following table provides a reconciliation of Adjusted Operating Profit from continuing operations:

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Operating Profit	$621	$1,026	$1,844	$2,280
2024 Transformation Initiative	62	124	258	359
Sale of PPE Business	—	(565)	—	(565)
Impairment of Intangible Assets	—	97	—	97
Adjusted Operating Profit	$683	$682	$2,102	$2,171

The following table provides a reconciliation of Adjusted Earnings per Share from continuing operations:

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Diluted Earnings per Share from Continuing Operations	$1.01	$2.42	$3.73	$5.37
2024 Transformation Initiative	0.14	0.31	0.64	0.76
OBBBA	0.29	—	0.29	—
IFP Repatriated Earnings	0.01	—	0.04	—
Sale of PPE Business	—	(1.34)	—	(1.34)
Impairment of Intangible Assets	—	0.17	—	0.17
Adjusted Earnings per Share from Continuing Operations(a)	$1.45	$1.56	$4.70	$4.96
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of these adjustments on the Company's reported Provision for income taxes.
The following table provides a reconciliation of Adjusted Earnings per Share Attributable to Kimberly-Clark:

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Diluted Earnings per Share Attributable to Kimberly-Clark	$1.34	$2.69	$4.57	$6.21
2024 Transformation Initiative	0.14	0.31	0.64	0.76
OBBBA	0.29	—	0.29	—
IFP Separation Costs	0.04	—	0.11	—
IFP Repatriated Earnings	0.01	—	0.04	—
IFP Tax Basis Adjustment	—	—	0.02	—
Sale of PPE Business	—	(1.34)	—	(1.34)
Impairment of Intangible Assets	—	0.17	—	0.17
Adjusted Earnings per Share Attributable to Kimberly-Clark	$1.82	$1.83	$5.67	$5.80

The following tables provide a reconciliation of the continuing operations Adjusted Effective Tax Rate:

	Three Months Ended September 30
	2025		2024
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$546	$(248)	$962	$(187)
2024 Transformation Initiative	62	(12)	124	(18)
OBBBA	—	96	—	—
IFP Repatriated Earnings	—	3	—	—
Sale of PPE Business	—	—	(565)	112
Impairment of Intangible Assets	—	—	97	(40)
As Adjusted	$608	$(161)	$618	$(133)

Effective Tax Rate
As Reported		45.4%		19.4%
As Adjusted		26.5%		21.5%

	Nine Months Ended September 30
	2025		2024
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$1,616	$(495)	$2,066	$(395)
2024 Transformation Initiative	261	(39)	359	(102)
OBBBA	—	96	—	—
IFP Repatriated Earnings	—	13	—	—
Sale of PPE Business	—	—	(565)	112
Impairment of Intangible Assets	—	—	97	(40)
As Adjusted	$1,877	$(425)	$1,957	$(425)

Effective Tax Rate
As Reported		30.6%		19.1%
As Adjusted		22.6%		21.7%
Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: Kyrsten Aspegren, media.relations@kcc.com

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